Exhibit 99.1

CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

New York, NY, October 26, 2016 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the three and nine month periods ended September 30, 2016.

Third Quarter 2016 Highlights

•	Reported net income available to common stockholders of $60.6 million, or $0.83 per diluted share of common stock, for the three months ended September 30, 2016, as compared to net income available to common stockholders of $23.5 million, or $0.39 per diluted share of common stock, for the three months ended September 30, 2015;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) of $0.45 per diluted share of common stock for the three months ended September 30, 2016; Excluding $4.9 million of expenses associated with the acquisition of Apollo Residential Mortgage, Inc. (NYSE:AMTG) (“AMTG”), ARI reported Operating Earnings of $0.52 per diluted share of common stock, as compared to Operating Earnings of $0.53 per diluted share of common stock for the three months ended September 30, 2015;

•	Reported book value per share of common stock of $15.94 at September 30, 2016, an increase of 2.8% as compared to book value per share of common stock of $15.51 at June 30, 2016;

•	Generated $53.3 million of net interest income during the quarter from the Company’s $2.7 billion commercial real estate debt portfolio, which had a fully levered weighted average underwritten internal rate of return (“IRR”)(1) of approximately 13.3% at September 30, 2016; At quarter end, 88% of the loans in the Company’s investment portfolio had floating interest rates;

•	Closed $245.5 million of commercial real estate debt investments and funded an additional $39.1 million for previously closed loans for the three months ended September 30, 2016; For the nine months ended September 30, 2016, ARI closed $669.0 million of commercial real estate debt investments and funded a total of $113.2 million for previously closed loans, for total capital commitment and deployment of approximately $782.2 million;

•	Declared a $0.46 dividend per share of common stock for the three months ended September 30, 2016;

•	Completed the acquisition of AMTG and subsequently sold substantially all of AMTG’s assets, realizing net proceeds of approximately $400.0 million; and

•	Entered into a new master repurchase agreement (the “DB Facility”) with Deutsche Bank AG, Cayman Islands Branch (“Deutsche Bank”) to provide up to $300.0 million of advances in connection with financing first mortgage loans.

“I am extremely proud of everything ARI has accomplished over the past several months, which has culminated in strong financial results and a notable increase in book value per share,” said Stuart Rothstein, the Chief Executive Officer and President of the Company. “The acquisition of AMTG and subsequent successful sale of the bulk of AMTG’s assets in less than one month generated approximately $400.0 million of investable capital. In anticipation of the closing, ARI effectively managed the Company’s investment pipeline such that $245.5 million of investments closed during the quarter and another $236.4 million shortly after quarter end, bringing year to date capital committed and deployed to approximately $1.1 billion. Finally, ARI positioned the Company for future investment activity and diversified the Company’s funding sources with a new $300.0 million credit facility to fund first mortgage loans.”

Third Quarter 2016 Operating Results

The Company reported net income available to common stockholders for the three months ended September 30, 2016 of $60.6 million, or $0.83 per diluted share of common stock, as compared to net income available to common stockholders of $23.5 million, or $0.39 per diluted share of common stock, for the three months ended September 30, 2015. Operating Earnings for the three months ended September 30, 2016 were $32.7 million, or $0.45 per diluted share of common stock. Excluding expenses associated with the acquisition of AMTG which totaled approximately $4.9 million during the quarter, ARI reported Operating Earnings of $37.7 million, or $0.52 per diluted share of common stock, for the three months ended September 30, 2016, as compared to Operating Earnings of $31.7 million, or $0.53 per diluted share of common stock, for the three months ended September 30, 2015.

The Company reported net income available to common stockholders of $77.9 million, or $1.11 per diluted share of common stock, for the nine months ended September 30, 2016, as compared to net income available to common stockholders of $70.0 million, or $1.24 per diluted share of common stock, for the nine months ended September 30, 2015.

Operating Earnings were $96.0 million, or $1.38 per diluted share of common stock for the nine months ended September 30, 2016. Excluding expenses associated with the acquisition of AMTG which totaled approximately $11.4 million for the nine months ended September 30, 2016, ARI reported Operating Earnings of $107.4 million, or $1.54 per diluted share of common stock, as compared to Operating Earnings of $80.3 million, or $1.42 per diluted share of common stock, for the nine months ended September 30, 2015.

Third Quarter 2016 Investment Activity

New Investments – During the third quarter, ARI closed the following commercial real estate debt investments:

•	$245.5 million of floating-rate first mortgage loans ($213.6 million of which were funded at closing), which were underwritten to generate a levered weighted average IRR(1) of approximately 14%.

Funding of Previously Closed Loans – During the third quarter, ARI funded approximately $31.9 million for previously closed loans.

Loan Repayments – During the third quarter, ARI received approximately $138.2 million from loan repayments.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at September 30, 2016 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(2)	Current Weighted Average Underwritten IRR (1)	Fully- Levered Weighted Average Underwritten IRR(1)(3)
First mortgage loans	$1,426,990	8.2%	$690,882	2.9%	$736,108	13.0%	15.6%
Subordinate loans(4)(5)	918,480	12.4	—	—	918,480	12.4	12.4
CMBS	395,160	5.9	330,155	3.3%	127,329	6.2	6.2

Total/Weighted Average	$2,740,630	9.3%	$1,021,037	3.0%	$1,781,917	12.2%	13.3%

Please see chart footnotes at the end of the press release.

Loan-to-Value

At September 30, 2016, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average loan-to-value (“LTV”) of 64%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 64% and the subordinate loans (including CMBS, held-to-maturity) had a weighted average LTV of 65%.

Book Value

The Company’s book value per share of common stock was $15.94 at September 30, 2016, an increase of 2.8% as compared to book value per share of common stock of $15.51 at June 30, 2016. The increase in book value per share primarily was driven by the acquisition of AMTG.

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments

ARI closed an $80.0 million first mortgage loan (all of which is expected to be funded by year end) secured by a to-be-developed data center in Manassas, Virginia which has been substantially pre-leased on a long-term basis to a credit tenant. The loan is part of a $365.0 million financing which consists of ARI’s $80.0 million loan and additional pari passu notes totaling $285.0 million. The fixed-rate loan has a three-year term and an underwritten, as-stabilized LTV of approximately 55%. The loan has been underwritten to generate a levered IRR(1) of approximately 14%.

ARI closed a $130.0 million junior mezzanine loan secured by the equity interests in a portfolio of 155 healthcare properties representing 18,662 licensed beds across 20 states. The loan is being used to refinance existing debt on the portfolio, which includes a $39.0 million mezzanine loan provided by ARI in 2014, which was repaid. The floating rate junior mezzanine loan has a two-year initial term with three two-year extension options and an appraised LTV of approximately 62%. The junior mezzanine loan has been underwritten to generate an IRR(1) of approximately 12%.

ARI entered into a twelve month extension and upsized the Company’s outstanding loan amount through the acquisition of an additional £45.0 million (approximately $57.4 million) of pari passu interests in an existing pre-development mezzanine loan for the development of a luxury condominium project in Mayfair, London, bringing ARI’s total outstanding loan balance to £100.0 million. The loan is part of a £220 million financing which consists of a £120.0 million first mortgage loan and ARI’s £100.0 million mezzanine loan. The first mortgage loan also was extended for an additional twelve months in connection with the extension of ARI’s mezzanine loan. The floating rate mezzanine loan has an appraised LTV of approximately 63% and has been underwritten to generate an IRR(1) of approximately 16%.

Funding of Previously Closed Loans –ARI funded approximately $6.2 million for previously closed loans.

Loan Repayments – ARI received approximately $34.5 million from loan repayments.

Operating Earnings

Operating Earnings is a non-GAAP financial measure that is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses) other than realized gains/(losses) related to interest income; (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP; and (vi) provision for loan losses.

In order to evaluate the effective yield of the portfolio, the Company uses Operating Earnings to reflect the net investment income of the Company’s portfolio as adjusted to include the net interest expense related to the Company’s derivative instruments. Operating Earnings allows the Company to isolate the net interest expense associated with the Company’s swaps in order to monitor and project the Company’s full cost of borrowings. The Company also believes that investors use Operating Earnings or a comparable supplemental performance measure to evaluate and compare the performance of the Company and its peers and, as such, the Company believes that the disclosure of Operating Earnings is useful to its investors.

A significant limitation associated with Operating Earnings as a measure of the Company’s financial performance over any period is that it excludes net realized and unrealized gains (losses) from investments. In addition, the Company’s presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for the Company’s GAAP net income as a measure of its financial performance or any measure of its liquidity under GAAP.

Beginning with the quarter ended September 30, 2016, the Company has slightly modified its definition of Operating Earnings to include realized gains/(losses) on currency swaps related to interest income on investments denominated in a currency other than U.S. dollars. The Company believes that including the effects of realized gains/(losses) on currency swaps related to interest income more accurately reflects the Company’s investment income for a particular period and will allow investors to more easily compare its operating results over various periods. The effects of such unrealized gains/(losses) in prior periods were not material to the Company’s financial results. The Company intends to apply this modified definition for Operating Earnings for all future periods.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and nine months ended September 30, 2016 and September 30, 2015 ($ amounts in thousands, except per share data):

	Three Months Ended September 30, 2016	Earnings Per Share (Diluted)	Three Months Ended September 30, 2015	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$60,583	$0.83	$23,543	$0.39
Adjustments:
Equity-based compensation expense	1,828	0.03	756	0.01
Unrealized loss on securities	9,798	0.13	6,926	0.12
Unrealized (gain) on derivative instruments	(4,815)	(0.07)	(2,096)	(0.04)
Foreign currency loss, net	4,861	0.07	2,165	0.04
Bargain purchase gain	(40,021)	(0.55)	—	—
Amortization of convertible senior notes related to equity reclassification	590	0.01	556	0.01
Income from unconsolidated joint venture	(80)	—	(108)	—

Total adjustments:	(27,839)	(0.38)	8,199	0.14

Operating Earnings	$32,744	$0.45	$31,742	$0.53

Merger-related expenses	4,925	0.07	—	—

Operating Earnings excluding merger-related expenses	$37,669	$0.52	$31,742	$0.53

Basic weighted average shares of common stock outstanding:	71,919,549		59,355,613
Diluted weighted average shares of common stock outstanding:	72,861,611		59,934,008

	Nine Months Ended September 30, 2016	Earnings Per Share (Diluted)	Nine Months Ended September 30, 2015	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$77,864	$1.11	$69,993	$1.24
Adjustments:
Equity-based compensation expense	5,434	0.08	2,695	0.05
Unrealized loss on securities	36,601	0.53	5,792	0.10
Provision for loan losses	15,000	0.22	—	—
Unrealized (gain)/loss on derivative instruments	(22,831)	(0.33)	4,144	0.07
Foreign currency (gain)/loss, net	22,417	0.33	(3,424)	(0.06)
Bargain purchase gain	(40,021)	(0.59)	—	—
Amortization of convertible senior notes related to equity reclassification	1,745	0.03	1,642	0.03
Income from unconsolidated joint venture	(207)	—	(495)	(0.01)

Total adjustments:	18,138	0.27	10,354	0.18

Operating Earnings	$96,002	$1.38	$80,347	$1.42

Merger-related expenses	11,350	0.16	—	—

Operating Earnings excluding merger-related expenses	$107,352	$1.54	$80,347	$1.42

Basic weighted average shares of common stock outstanding:	68,913,362		55,818,731
Diluted weighted average shares of common stock outstanding:	69,865,603		56,415,082

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, October 27, 2016 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter 2016 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 96080023). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Thursday, October 27, 2016 and ending at midnight on Thursday, November 3, 2016. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 96080023.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $186.3 billion of assets under management as of June 30, 2016.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes ($ in thousands):

(1) Internal rate of return (“IRR”) is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The underwritten IRR for the investments shown in the above table reflect the returns underwritten by the Manager, taking into account leverage and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A-Risk Factors-The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table or elsewhere in this quarterly report over time.

(2) CMBS includes $62,324 of restricted cash related to the Company’s repurchase facilities with UBS AG and Deutsche Bank.

(3) The Company’s ability to achieve the underwritten levered weighted average IRR depends upon the availability of the JPMorgan Facility or any replacement facility with similar terms with regard to its portfolio of first mortgage loans. Without such availability, the levered weighted average underwritten IRR will be lower than the amount shown above.

(4) Subordinate loans are net of a participation sold during February 2015. The Company presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At September 30, 2016, the Company had one such participation sold with a carrying amount of £19,626 (or $25,459).

(5) Subordinate loans also include CMBS (held-to-maturity), which are net of a participation sold during June 2014. At September 30, 2016, the Company presented the participation sold with a carrying amount of $85,465.

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash	$254,643	$67,415
Restricted cash	62,324	30,127
Securities, at estimated fair value	347,456	493,149
Securities, held-to-maturity	147,190	153,193
Commercial mortgage loans, held for investment	1,426,990	994,301
Subordinate loans, held for investment	882,214	931,351
Investment in unconsolidated joint venture	23,765	22,583
Derivative assets	5,037	3,327
Interest receivable	18,025	16,908
Other assets	31,303	236

Total Assets	$3,198,947	$2,712,590

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements (net of deferred financing costs of $7,875 and $7,353 in 2016 and 2015, respectively)	$1,013,162	$918,421
Convertible senior notes, net	249,528	248,173
Participations sold	110,924	118,201
Accounts payable and accrued expenses	26,367	9,246
Payable to related party	5,903	5,297
Dividends payable	46,028	37,828

Total Liabilities	1,451,912	1,337,166

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Preferred stock, 3,450,000 shares issued and outstanding ($86,250 aggregate liquidation preference) in 2016 and 2015	35	35
Series B Preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference) in 2016 and 2015	80	80
Series C Preferred stock, 6,900,000 shares issued and outstanding ($172,500 aggregate liquidation preference) in 2016	69	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 80,826,566 and 67,195,252 shares issued and outstanding in 2016 and 2015, respectively	808	672
Additional paid-in-capital	1,803,667	1,410,138
Retained earnings (accumulated deficit)	(54,950)	(32,328)
Accumulated other comprehensive loss	(2,674)	(3,173)

Total Stockholders’ Equity	1,747,035	1,375,424

Total Liabilities and Stockholders’ Equity	$3,198,947	$2,712,590

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net interest income:
Interest income from securities	$8,029	$8,293	$23,685	$24,846
Interest income from securities, held to maturity	2,875	2,956	8,597	9,050
Interest income from commercial mortgage loans	27,460	15,184	72,727	37,246
Interest income from subordinate loans	32,207	25,445	89,649	65,206
Interest expense	(17,256)	(13,187)	(47,620)	(36,287)

Net interest income	53,315	38,691	147,038	100,061

Operating expenses:
General and administrative expenses (includes $1,828 and $5,434 of equity-based compensation in 2016 and $756 and $2,695 in 2015, respectively)	(8,352)	(2,099)	(21,456)	(6,512)
Management fees to related party	(5,903)	(4,097)	(16,374)	(11,325)

Total operating expenses	(14,255)	(6,196)	(37,830)	(17,837)
Income from unconsolidated joint venture	80	108	207	495
Other income	309	239	334	252
Provision for loan losses	—	—	(15,000)	—
Realized loss on sale of securities	(225)	—	(225)	(443)
Unrealized loss on securities	(9,798)	(6,926)	(36,601)	(5,792)
Foreign currency gain/(loss)	(4,369)	(2,165)	(21,926)	3,424
Bargain purchase gain	40,021	—	40,021	—
Gain/(loss) on derivative instruments (includes unrealized gains/(losses) of ($10,297) and $1,731 in 2016 and $(2,096) and $4,144 in 2015)	4,815	2,096	22,831	(4,144)

Net income	69,893	25,847	98,849	76,016

Preferred dividend	(9,310)	(2,304)	(20,985)	(6,023)

Net income available to common stockholders	$60,583	$23,543	$77,864	$69,993

Basic and diluted net income per share of common stock	$0.83	$0.39	$1.11	$1.24

Basic weighted average shares of common stock outstanding	71,919,549	59,355,613	68,913,362	55,818,731

Diluted weighted average shares of common stock outstanding	72,861,611	59,934,008	69,865,603	56,415,082

Dividend declared per share of common stock	$0.46	$0.44	$1.38	$1.32